Exhibit 10.1
Description of the Material Terms and Conditions of Max & Erma’s Restaurants, Inc.’s
Fiscal 2008 Executive Compensation Bonus Program
     The Company’s Fiscal 2008 Executive Compensation Bonus Program is based on the Company achieving certain objective performance criteria. A fixed bonus (the “Fixed Bonus”) will be paid to the named executive officers in accordance with the following table if the Company achieves a certain adjusted pre-tax income target for fiscal 2008 (the “Floor Target”). “Adjusted pre-tax income” is defined as budgeted pre-tax income before extraordinary gains or losses and after the accrual for the Bonus Program. In addition, a certain percentage of adjusted pre-tax income above the Floor Target for fiscal 2008 will be assigned to a bonus pool (the “Bonus Pool”), a percentage of which will be paid to the named executive officers in accordance with the following table.

Executive	Fixed Bonus	Bonus Pool
Mr. Lindeman	$30,000	35% of the Bonus Pool
Mr. Nahkunst	$25,000	30% of the Bonus Pool
Mr. Niegsch	$20,000	25% of the Bonus Pool
     The percentage of adjusted pre-tax income above the Floor Target that is assigned to the Bonus Pool ranges between 10% and 25% depending upon the amount of adjusted pre-tax income that is earned above the Floor Target.